EXHIBIT 99

                    STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated this 1st day of March,
1997, is by and between DowElanco, an Indiana general partnership
("Purchaser"), and KUBOTA Corporation, a Japanese corporation
("Seller").

     WHEREAS, Seller owns and is willing to sell to Purchaser, and Purchaser is willing to purchase from Seller, Four Hundred Thousand (400,000) shares (the "Shares") of common stock, par value $.001 per share, of Mycogen Corporation, a California corporation (the "Company"), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows.

     Section 1.  Representations and Warranties of Seller.
Seller represents and warrants to Purchaser as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Japan.

     (b) Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby.

     (c) This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

     (d) The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Seller or (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, any of its subsidiaries or any of its properties.

     (e) The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby by Seller require no action by Seller in respect of, or filing by Seller with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with the Securities Act of 1933, the Securities Exchange Act of 1934, and any applicable requirements of state securities, takeover and Blue Sky laws; and (ii) such actions or filings which, if not taken or made, would not individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.




     (f) Neither Seller nor any of its subsidiaries or its properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transaction contemplated hereby.

     (g) Seller has good and valid title to the Shares, free and clear of any Liens.

     (h) There are no options or rights to acquire, or any agreements to which Seller is a party relating to the Shares, other than this Agreement.

     (i) The transfer of the Shares hereunder to Purchaser will transfer to Purchaser good and valid title to the Shares, free and clear of any Liens.

     (j) Seller has not offered any of the Shares for sale to any party other than Purchaser within the last six (6) months.

     Section 2.  Representations and Warranties of Purchaser.
Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a general partnership organized under the laws of Indiana.

     (b) Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby.

     (c) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

     (d) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transaction contemplated hereby do not and will not (i) contravene or conflict with the Partnership Agreement of Purchaser or (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser, any of its subsidiaries or any of its properties.

     (e) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transaction contemplated hereby by Purchaser require no action by Purchaser or in respect of, or filing by Purchaser with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and any applicable requirements of state securities, takeover and Blue Sky laws; and (ii) such actions or fillings which, if not taken or made, would not individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.



     (f) Purchaser is acquiring the Shares solely for its own account for investment only and not with a view to resale in connection with a distribution thereof as that term is defined in the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder. Purchaser acknowledges that the Shares to be purchased pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or any applicable state securities law and may not be transferred or sold except pursuant to an effective registration statement under the Securities Act of 1933 or exemption therefrom and that certificates evidencing the Shares will bear a restrictive legend to that effect. Purchaser has conducted its own investigation with respect to the transaction contemplated by this Agreement and has not relied upon Seller with respect to information about the Company.

     (g) Neither Purchaser nor any of its subsidiaries or their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transaction contemplated by this Agreement.

     Section 3. Purchase and Sale of the Shares. Purchaser hereby agrees to purchase all of the Shares as of April 1, 1997, for Ten Million Four Hundred Nineteen Thousand Six Hundred Dollars ($10,419,600 USD) (the "Purchase Price"). Seller hereby agrees to sell, transfer and deliver the Shares to Purchaser as of April 1, 1997, (duly endorsed for transfer to "DowElanco" or accompanied by stock transfer powers duly executed in favor of "DowElanco", with signatures guaranteed by a commercial bank or a member of The New York Stock Exchange, Inc., with all necessary stock transfer tax stamps affixed and canceled), and delivered to the Company's transfer agent by express courier as soon as practicable on or after April 1, 1997. Purchaser will wire transfer to Seller (to such account(s) as Seller shall specify) immediately available funds representing the Purchase Price immediately upon the execution of this Agreement and delivery of the Shares as described above. Seller will, upon request of Purchaser, promptly execute and deliver all additional documents reasonably deemed by Purchaser to be necessary, appropriate or desirable to effect, complete and evidence the sale, assignment and transfer of the Shares pursuant to this Agreement.

     Section 4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity such party may have.



     Section 5. Indemnification. Each party (an "indemnitor"), in connection with the transaction contemplated herein, shall indemnify and hold the other party (the "indemnitee") harmless from and against any and all losses, damages, claim, liabilities or obligations (including attorney fees) with respect to (i) any breach of any representation, warranty or agreement by the indemnitor contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken by the indemnitor or any of its affiliates.

     Section 6. Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transaction contemplated hereby. Each party shall bear the cost of compensating any investment banker it has retained.

     Section 7. Survival of Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, all representations, warranties and agreements made by each party hereto in this Agreement shall survive the closing of the transaction contemplated hereby.

     Section 8. Amendment; Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior consent of the other party, except that the rights and obligations of Purchaser may be assigned by Purchaser to any of Purchaser's affiliates, but no such transfer shall relieve Purchaser of its obligations hereunder.

     Section 9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

(a)  If to Seller, to:                (b)  If to Purchaser, to:

     KUBOTA Corporation               DowElanco
     2-47, Shikitsuhigash 1-chome     9330 Zionsville Road
     Naniwa ku                        Indianapolis, Indiana 46268
     Osaka 556 91, Japan              Fax:  (317) 337-6954
     Attention:  Kunio Suwa,          Attention:  Louis W. Pribila,
     Corporate Planning and           Vice President, Secretary
     Control Dept.                    and General Counsel

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 12. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 13. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

     Section 14.  Certain Definitions.  For purposes of this
Agreement, the term:

     (a) "affiliates" of a person means a person that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control, with the first mentioned person;

     (b) "Blue Sky" laws means laws and regulations of nay state or territory of the United States and relating to the regulation of the offer and sales of securities.

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee by contract or credit arrangement or otherwise;

     (d)  "knowledge" means knowledge after reasonable inquiry;

     (e) "Liens" means any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever;

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange
Act of 1934); and

     (g) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns directly or indirectly, a majority or more of the stock other equity interests the holder of which is generally entitled to vote to the election of the board partnership, joint venture or other legal entity.




     Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

DowElanco



   By:    William C. Schmidt
   Name:  William C. Schmidt
   Title:   Vice President and Chief Financial Officer


KUBOTA Corporation



   By:    Morihiko Jojima
   Name:  Morihiko Jojima
   Title:    General Manager-Finance Department